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EXHIBIT 99.16
MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS
PART 1 FOR DECEMBER 11 1998

Equity Growth Systems, inc.
A publicly held Delaware corporation

         Minutes of Special Meeting of Board of Directors

  A special meeting of the Board of Directors for Equity Growth Systems, inc. (the "Board" and the "Company," respectively), was held by telephone conference on December 11, 1998, at 10:30 A.M., after provision of notice to all members by telephone and facsimile transmission. A copy of such notice is appended hereto as exhibit "A". All exhibits were provided to the participants by facsimile transmission.

     The following Directors were present at the telephone conference meeting held on December 11, 1998: Mr. Scimeca, Mr. Joffe, Ms. Field, Mr. Chamberlin.

     The following Directors were absent: Mr. Edward "Ted" Granville-Smith. Unable to attend for health reasons.


  1) ratifying and approving option to purchase Company common stock through executed Common Stock Purchase Warrant between the Company and Charles J. Scimeca dated December 9, 1998.

12. Wherefore, It appears by the statements of Charles Scimeca that he has made reasonable expenditures on behalf of the Company and has expended substantial time on behalf of the Company in preparing the 1997 KSB and other documents;

13. Wherefore Mr. Scimeca shall not seek reimbursement for past expenditures or investment in time or assets and by signing this resolution so acknowledge that he waives and all rights, title and interest he may have for any reimbursement for expenses or for time expended on behalf of the Company prior to November 1, 1998.

14. Wherefore, Mr. Scimeca is interested in purchasing 200,000 shares of Common Stock of the Company for .02 Cents per share;


     Mr. Chamberlin was elected by the members participating to act as the Chairman of the meeting and also acted as secretary, and after discussions and due procedures, :

1 Resolved, That the Common Stock Purchase Agreement attached hereto and made apart hereof and marked Exhibit "B" between Charles J. Scimeca and the Company dated December 9, 1998 is hereby adopted, ratified, and confirmed and that Mr. Scimeca shall have the right to purchase 200,000 shares of the Company's common stock for .02 per share on or before 3:00 P.M., December 31, 2000.

Please Initial: Mr. Chamberlin: ___  Mr. Joffe: ___ Ms. Field: ___

2. Resolved, The Board hereby directs that at the appropriate time of exercise , the transfer agent issue to The Yankee Companies 50,000 shares of the Company's Common Stock. And at the appropriate time, the Corporation's transfer agent place stop transfer notations among its stop transfer records prohibiting any transactions in the subject certificates except in full compliance with the terms of the subject legend evinced by written instructions from the President and Secretary of the Corporation or a court order provided by the holder; and be it further

Please Initial: Mr. Chamberlin: ___  Mr. Joffe: ___ Ms. Field: ___

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3. Resolved, that the Corporation's officers and transfer agent be, and they are hereby, authorized, empowered and directed to take all actions either necessary or expedient to accomplish all of the foregoing directives.

Please Initial: Mr. Chamberlin: ___  Mr. Joffe: ___ Ms. Field: ___


Having adopted the foregoing resolutions, upon motion duly made, seconded and unanimously adopted, the Board meeting was terminated.

  The foregoing, based on our best recollection and notes, constitute the actions taken at such special meeting of the Board, and by our execution of these minutes and initials on each page and under each resolution adopted, we do so confirm, effective as of this ___th day of December, 1998.


                                  ------------
                              G. Richard Chamberlin
                      Chairman and Secretary of the Meeting
                                    Director

                                 --------------
                               Charles J. Scimeca
               (For purposes of waiving further claims of Back pay
             or back expenditures but otherwise abstains from voting
                       for reason of conflict of interest.
                                    Director

                                    ---------
                                Anthony Q. Joffe
                                    Director

                                  -------------
                                   Penny Field
                                    Director

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               Exhibit "A" Copy of By-Laws dated December 8, 1998.

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